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                               PURCHASE AGREEMENT

                         dated as of September 19, 2004

                                     between

                               JARDEN CORPORATION

                                       and

                    WARBURG PINCUS PRIVATE EQUITY VIII, L.P.

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                                TABLE OF CONTENTS

                                                                                                                Page

Recitals..........................................................................................................1

                                    ARTICLE I

                               Purchase; Closings

                                   ARTICLE II

                         Representations and Warranties

                                                  -i-

           (d)      Purchase for Investment......................................................................16
           (e)      Financial Capability.........................................................................16
           (f)      Brokers and Finders..........................................................................16

                                   ARTICLE III

                                    Covenants

                                   ARTICLE IV

                              Additional Agreements

                                    ARTICLE V

                                   Termination

   5.1     Termination...........................................................................................28
   5.2     Effects of Termination................................................................................28

                                    ARTICLE V

                                  Miscellaneous

   6.1     Survival of Representations, Warranties, Agreements, Etc..............................................28
   6.2     Amendment.............................................................................................28

                                          -ii-

                                        -iii-

                                LIST OF EXHIBITS

                                       -iv-

                             INDEX OF DEFINED TERMS

                                                                  Location of
        Term                                                      Definition
---------------------                                           ---------------
Acquisition Termination Event........................................3.1(c)
Affiliate............................................................6.9(b)
Agreement............................................................Preamble
AHI..................................................................2.2(t)(1)
AHI Acquisition......................................................2.2(t)(1)
AHI Acquisition Agreement............................................2.2(t)(1)
Bank Consents .......................................................1.2(b)
beneficial ownership.................................................2.2(b)
Benefit Plan.........................................................2.2(k)(4)
Board of Directors...................................................2.2(d)
Board Representative.................................................4.4(a)
Cash Proceeds........................................................1.2(a)(3)
CEO..................................................................4.4(d)
CFO..................................................................4.4(d)
Certificate of Incorporation.........................................2.2(d)
Certificates of Designations.........................................Recital
Charter Amendment....................................................2.2(d)
Charter Amendment Approval...........................................2.2(d)
Closing..............................................................1.3(a)
Closing Date.........................................................1.3(a)
Code.................................................................2.2(p)(1)
Common Stock/Common Shares...........................................Recitals
Company..............................................................Preamble
Company Competitor ..................................................4.9
Company Financial Statements.........................................2.2(f)
Company Reports......................................................2.2(g)
Company Stock Option.................................................2.2(c)
Company Subsidiary/Company Subsidiaries..............................2.2(b)
Company 10-K.........................................................2.2(f)
control..............................................................6.9(b)
Conversion Approval..................................................2.2(d)
Disclosure Schedule..................................................2.1(a)
ERISA................................................................2.2(p)(1)
Environmental Claim..................................................2.2(r)(5)
Environmental Laws...................................................2.2(r)(6)
Escrow Account.......................................................1.2(a)(3)
Escrow Agent.........................................................1.2(a)(1)
Escrow Agreement ....................................................1.2(a)(1)
Exchange Act.........................................................2.2(b)
Extension Period.....................................................4.8

                                    -v-

Funding..............................................................1.2
Governmental Entities................................................1.3(b)(1)
Hazardous Materials..................................................2.2(r)(7)
HSR Act..............................................................2.2(d)
Information..........................................................3.3(b)
Investor.............................................................Preamble
IRS..................................................................2.2(i)
knowledge............................................................6.9(c)
Liquidity Request....................................................4.12(a)
Material Adverse Effect..............................................2.1(b)
Meeting..............................................................3.1(c)
New Stock............................................................4.3(a)
Nominating Committees................................................4.4(b)
Observer.............................................................4.4(b)
Permitted Transfer...................................................4.9
Preferred Stock/Preferred Share......................................Recitals
Previously Disclosed.................................................2.1(c)
Private Placement....................................................4.3(b)(2)
Purchase.............................................................1.3(a)
Qualifying Ownership Interest........................................3.3(a)
Recapitalization.....................................................4.12(a)
Remarketing..........................................................4.12(a)
Registrable Securities...............................................4.2
Registration Statement...............................................4.2
SEC..................................................................2.2(f)
Section 16(b) Period.................................................4.8
Securities...........................................................Recitals
Securities Act.......................................................2.3(d)
Series B Preferred Stock/Series B Preferred Shares...................Recitals
Series C Preferred Stock/Series C Preferred Shares...................Recitals
Share Base...........................................................3.3(a)
Shareholder Approvals................................................2.2(d)
subsidiary...........................................................6.9(a)
Transaction Documents................................................Recitals
Transfer.............................................................4.9

                                     -vi-

                  PURCHASE AGREEMENT, dated as of September 19, 2004 (this
"Agreement"), between Jarden Corporation, a Delaware corporation (the
"Company"), and Warburg Pincus Private Equity VIII, L.P. (the "Investor").

                                    RECITALS:

                  A. The Investment. The Company intends to sell to the
Investor, and the Investor intends to purchase from the Company, as an investment in the Company, the securities as described herein. The securities to be purchased are Series B Convertible Participating Preferred Stock of the
Company (the "Series B Preferred Stock" or "Series B Preferred Shares"), Series
C Mandatory Convertible Participating Preferred Stock of the Company (the
"Series C Preferred Stock" or "Series C Preferred Shares" and, together with the
Series B Preferred Stock, the "Preferred Stock" or "Preferred Shares") and
common stock, par value $0.01 per share, of the Company (the "Common Stock" or
"Common Shares") and are to be purchased at the Closing, as defined below, subject to the terms and conditions set forth herein. The Series B Preferred
Stock and Series C Preferred Stock will have the designations, relative rights, preferences and limitations set forth in the certificates of designations substantially in the form attached as Exhibit 1 and Exhibit 2, respectively (the
"Certificates of Designations").

                  B. The Securities. The term "Securities" refers collectively to (1) the Preferred Stock and Common Stock purchased under this Agreement, and
(2) any securities into which any of the foregoing Preferred Shares are converted, exchanged or exercised in accordance with the terms thereof and of this Agreement.

                  C. Transaction Documents. The term "Transaction Documents"
refers collectively to this Agreement, the Certificates of Designations, and the registration-related provisions contained in Exhibit 3.

                  NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE I

                               PURCHASE; CLOSINGS

                  1.1 Purchase. On the terms and subject to the conditions set forth herein, the Investor will purchase from the Company, and the Company will sell to the Investor the Securities as set forth in Section 1.3.

                  1.2 Funding. (a) On the later of (i) ten business days
following the date hereof and (ii) receipt of the Bank Consents (such date on which the actions set forth in this Section 1.2 are taken, the "Funding"):

                  (1) the Company, the Investor and National City Bank, as
          escrow agent (the "Escrow Agent"), will enter into an Escrow Agreement substantially in the form of Exhibit 4 attached hereto, subject to such reasonable changes as may be requested by the

          Escrow Agent provided that parties to this Agreement consent to such changes (each party hereby agrees that it will not unreasonably withhold or delay such consent) (the "Escrow Agreement");

                  (2) the Company will deposit with the Escrow Agent pursuant to the Escrow Agreement certificates representing, respectively, the number of Preferred Shares and Common Shares to be purchased by the
          Investor; and

                  (3) the Investor shall deliver by wire transfer of immediately available United States funds into an escrow account (the "Escrow
          Account") with the Escrow Agent the purchase price thereof in the amount of $350,000,000 (the "Cash Proceeds"). The Cash Proceeds shall be held, invested and disbursed, in accordance with the terms and conditions of the Escrow Agreement.

                  (b) The obligation of the Investor to consummate the Funding is subject to the Investor having received evidence, which evidence shall be reasonably satisfactory to the Investor, that all consents required under that certain Second Amended and Restated Credit Agreement, dated as of June 11, 2004, among the Company, Canadian Imperial Bank of Commerce, as administrative agent,
Citicorp North America, Inc., as syndication agent, National City Bank of
Indiana and Bank of America, N.A., as co-documentation agents and the lenders party thereto relating to the Purchase and confirming that the lenders under such credit agreement shall have no rights to or interest in the Escrow Deposit
(as defined in the Escrow Agreement) unless (a) the Company has right to such
Escrow Deposit and (b) the Investor becomes the beneficial owner and has possession of the issued certificate relating to the Common Stock and the
Preferred Stock, pursuant to the terms of the Escrow Agreement (the "Bank
Consents") have been received.

                  1.3 Closing. (a) At the closing (the "Closing"), the Investor and the Company will make the deposits into the Escrow Account required by the
Escrow Agreement and, upon the release of such deposits from the Escrow Account pursuant to Section 4 of the Escrow Agreement, the Investor will purchase from the Company, and the Company will sell to the Investor, (A) 128,571 Series B
Preferred Shares at a price of $1,000.00 per share, (B) 200,000 Series C
Preferred Shares at a price of $1,000.00 per share and (C) 714,286 Common Shares at a price of $30.00 per share (the "Purchase"). The Closing will take place at the offices of Willkie Farr & Gallagher LLP located at 787 Seventh Avenue, New
York, New York 10019 at 10:00 a.m., New York time, on the date of the Funding
(the "Closing Date") or at such later time as the last of the conditions specified in Section 1.3(b) is satisfied or waived.

                  (b)(1) The respective obligation of each of the Investor and the Company to consummate the Closing is subject to the fulfillment or written waiver by the Investor and the Company prior to the Closing of the following conditions: (A) all approvals and authorizations of, filings and registrations with, and notifications to, all governmental or regulatory authorities, agencies, courts, commissions or other entities (collectively, "Governmental
Entities") required for the Purchase shall have been obtained or made and shall be in full force and effect and all other waiting periods shall have expired, in each case without imposing or the Company agreeing to any restriction or condition that would have a Material Adverse Effect on the Company; and (B) no provision of any applicable law or

regulation and no judgment, injunction, order or decree shall prohibit the
Purchase or shall prohibit or restrict Investor or its Affiliates from owning or voting any Securities.

                  (2) The obligation of the Company to consummate the
          Closing is also subject to the fulfillment or written waiver prior to the Closing of the following conditions: the Investor shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing and the Company shall have received a certificate dated as of the Closing
          Date signed on behalf of the Investor by a senior officer or general partner certifying compliance with Section 1.3(b)(2) hereof.

                  (3) The obligation of the Investor to consummate the Closing is also subject to the fulfillment or written waiver prior to the
          Closing of each of the following conditions: the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing and the Investor shall have received a certificate dated as of the Closing
          Date signed on behalf of the Company by a senior officer certifying compliance with Section 1.3(b)(3) hereof.

                  1.4 Transfer to Affiliates. The parties acknowledge that the
Investor intends to assign a portion of its rights and obligations to acquire the Securities in accordance with this Agreement to one or more of its Affiliate funds and may do so concurrently with the Closing, provided, that, as a condition to such transfer, any such Affiliate must execute and deliver to the
Company a joinder agreement pursuant to which such Affiliate shall agree to be bound (severally, but not jointly and severally) by this Agreement as if it were a party hereto and in such case such Affiliate shall become responsible for its pro rata share of all obligations of Investor hereunder, and the transferor
Investor shall be relieved of such acquired obligations. The parties agree to cooperate in this regard. The term "Investor" will be deemed to include such
Affiliate funds that acquire Securities pursuant to this Agreement or that have been transferred Securities that were acquired pursuant to this Agreement.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

                  2.1 Disclosure. (a) On or prior to the date hereof, the
Company delivered to the Investor a schedule ("Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the Company's representations or warranties contained in Section 2.2 or to one or more of its covenants contained in Article III; provided that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

                  (b) "Material Adverse Effect" means, with respect to the
Investor only clause (2) that follows, or, with respect to the Company, both clauses (1) and (2) that follow, any circumstance, event, change or effect that:
(1) is material and adverse to the financial position,

                                      -3-

results of operations, business, assets or liabilities of the Company and its subsidiaries taken as a whole or (2) would materially impair the ability of either the Investor or the Company, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Purchase and the other transactions contemplated by this
Agreement; provided, however, that Material Adverse Effect, under clause (1) or
(2), shall be deemed not to include the impact of (A) changes in generally accepted accounting principles generally, (B) changes in laws of general applicability or interpretations thereof by Governmental Entities, (C) actions or omissions of either party taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (D) changes or conditions (including changes in economic, financial market, regulatory or political conditions, whether resulting from acts of war or terrorism, an escalation of hostilities or otherwise) affecting the U.S. economy or foreign economies (so long as any such change in condition does not disproportionately affect the business of the Company and its subsidiaries) and (E) this Agreement and/or the AHI Acquisition Agreement, the transactions contemplated hereby and thereby or the announcement thereof. References to a Material Adverse Effect with respect to AHI mean any circumstance, event, change or effect that: (1) is material and adverse to the financial position, results of operations, business, assets or liabilities of AHI and its subsidiaries taken as a whole or (2) would materially impair the ability of AHI to perform its obligations under the AHI
Acquisition Agreement; provided, however, that for these purposes Material
Adverse Effect with respect to AHI shall not be deemed to include the impact of
(A) changes in generally accepted accounting principles generally, (B) changes in laws of general applicability or interpretations thereof by Governmental
Entities, (C) actions or omissions of AHI taken with the prior written consent of the Company and the Investor in contemplation of the transactions contemplated by the AHI Acquisition Agreement, (D) changes or conditions
(including changes in economic, financial market, regulatory or political conditions, whether resulting from acts of war or terrorism, an escalation of hostilities or otherwise) affecting the U.S. economy or foreign economies and
(E) this Agreement and/or the AHI Acquisition Agreement, the transactions contemplated hereby and thereby or the announcement thereof.

                  (c) "Previously Disclosed" means information set forth on the section of its Disclosure Schedule corresponding to the provision of this
Agreement to which such information relates; provided that information which, on its face, reasonably should indicate to the reader that it relates to another provision of this Agreement shall also be deemed to be Previously Disclosed with respect to such other provision, or with respect to clauses (h), (j), (l), (m),
(n), (o) and (q) of Section 2.2, as otherwise disclosed on a Company Report filed prior to the date hereof (other than as set forth in the risk factors or forward looking statements of such Company Report).

                  2.2 Representations and Warranties of the Company. Except as
Previously Disclosed, the Company represents and warrants to the Investor that:

                  (a) Organization and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a Material Adverse Effect on the Company and has

                                      -4-

          corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Company has furnished to the Investor true and correct copies of the Certificate of Incorporation and by-laws as amended through the date of this
          Agreement.

                  (b) Company's Subsidiaries. The Company has Previously
          Disclosed a complete and correct list of all of its subsidiaries as of the date hereof, all shares of the outstanding capital stock of each of which are owned directly or indirectly by the Company. The material subsidiaries of the Company are referred to herein individually as a
          "Company Subsidiary" and collectively as the "Company Subsidiaries."
          No equity security of any Company Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company
          Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. All of such shares so owned by the
          Company are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Company Subsidiary is a corporation duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.
          Other than the Company Subsidiaries or as Previously Disclosed, the
          Company does not own beneficially (the concept of "beneficial ownership" having the meaning assigned thereto in Section 13(d) of the
          Securities Exchange Act of 1934 (the "Exchange Act"), and the rules and regulations thereunder), directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation or other entity, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

                  (c) Capitalization. The authorized capital stock of the
          Company consists of (1) 5 million shares of Preferred Stock, of which no shares were outstanding as of the date of this Agreement, and (2)
          50 million shares of Common Stock, of which 27,447,959 shares were outstanding as of the date of this Agreement. As of the date hereof, there are outstanding options (each, a "Company Stock Option") to purchase an aggregate of not more than 2,652,763 shares of Common
          Stock, all of which options are outstanding under the Benefit Plans.
          The maximum number of shares of Common Stock that would be outstanding as of the Closing Date if all options, warrants, conversion rights and other rights with respect thereto (excluding those to be issued pursuant hereto) outstanding as of the date hereof were exercised is not more than 30,100,722. All of the outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and nonassessable. The shares of Common Stock and
          Preferred Stock and the shares of Common Stock and Series B Preferred
          Stock to be issued in respect of or upon conversion of such Preferred
          Stock to be issued in accordance with the terms of this Agreement and the respective Certificate of Designations, upon such issuance or conversion, as the case may be, will be duly and validly authorized and issued and fully paid and nonassessable. The Common Stock to be purchased under this Agreement and

                                      -5-

          the Common Stock to be issued upon conversion of shares of the Series
          B Preferred Stock and the Common Stock to be issued upon conversion of the Series C Preferred Stock, subject to the Conversion Approval as set forth in this Agreement and in the Certificate of Designations relating to the Series C Preferred Stock, has been approved for listing on the New York Stock Exchange. Except (A) as Previously
          Disclosed, (B) for the rights granted pursuant to the Transaction
          Documents, or (C) under or pursuant to the Benefit Plans, as of the date hereof there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating the Company or any Company Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company or any
          Company Subsidiary.

                  (d) Authorization; No Default. The Company has the power and authority to enter into the Transaction Documents and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of the Transaction Documents by the Company and the
          consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Company (the
          "Board of Directors"). Subject to such approvals of Governmental
          Entities as may be required by statute or regulation, the Transaction
          Documents are valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

                  Neither the execution, delivery and performance by the Company of the Transaction Documents or the AHI Acquisition Agreement and any
          documents ancillary thereto, nor the consummation of the transactions contemplated hereby and thereby, including the AHI Acquisition and the use of the Cash Proceeds exclusively to pay consideration to sellers pursuant to the AHI Acquisition Agreement, nor compliance by the
          Company with any of the provisions thereof, will (1) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any Company Subsidiary under any of the material terms, conditions or provisions of (A) its
          Certificate of Incorporation or by-laws or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company
          Subsidiary is a party or by which it may be bound, or to which the
          Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (2)
          subject to compliance with the statutes and regulations and votes referred to in the next paragraph, violate any statute, rule or regulation or, to the knowledge of the Company, any judgment, ruling, order, writ, injunction or decree applicable to the Company or any
          Company Subsidiary or any of their respective properties or assets;
          except, in the case of clauses (1)(B) and (2), as would not reasonably be likely to have a Material Adverse Effect on the Company.

                  Other than (1) the shareholder votes (x) relating to the
          proposed amendment to the Company's Certificate of Incorporation (the
          "Certificate of Incorporation") set forth as Exhibit 5 hereto (the
          "Charter Amendment" and such approval the "Charter Amendment

                                      -6-

          Approval") and (y) to provide any and all shareholder approvals as may be necessary so that the Series C Preferred Stock shall be immediately convertible into Series B Preferred Stock and Common Stock pursuant to the terms of the Certificate of Designations relating to the Series C
          Preferred Stock (the "Conversion Approval" and together with the
          Charter Amendment Approval, the "Shareholder Approvals"), (2) the
          filing of the Certificates of Designations with the Delaware Secretary of State and (3) in connection or in compliance with the
          Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act" ), no
          notice to, filing with, exemption or review by, or authorization, consent or approval of, any Governmental Entity or any other person is necessary for the consummation by the Company of the transactions contemplated by the Transaction Documents.

                  (e) Knowledge as to Conditions. As of the date of this
          Agreement, the Company knows of no reason why any regulatory approvals and, to the extent necessary, any other material approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation of the transactions contemplated by the Transaction Documents cannot, or should not, be obtained.

                  (f) Company Financial Statements. The consolidated balance sheets of the Company and its subsidiaries as of December 31, 2003 and
          2002 and related consolidated statements of income, stockholders'
          equity and cash flows for the three years ended December 31, 2003, together with the notes thereto, certified by Ernst & Young LLP and included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (the "Company 10-K") as filed with the
          Securities and Exchange Commission (the "SEC"), and the unaudited consolidated balance sheets of the Company and its subsidiaries as of
          June 30, 2004 and related consolidated statements of income, stockholders' equity and cash flows for the quarter then ended, included in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2004 (collectively, the "Company Financial Statements")
          have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly the consolidated financial position of the Company and its subsidiaries at the dates and the consolidated results of operations and cash flows of the Company and its subsidiaries for the periods stated therein
          (subject to the absence of notes and year-end audit adjustments in the case of interim unaudited statements).

                  (g) Reports. Since December 31, 2001, the Company and each
          Company Subsidiary have filed all material reports, registrations and statements, together with any required amendments thereto, that it was required to file with the SEC, including, but not limited to, Forms
          10-K, Forms 8-K, Forms 10-Q and proxy statements and any documents incorporated by reference therein. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Company Reports". As of their respective dates, the Company Reports (1) complied in all material respects with all the rules and regulations promulgated by the SEC and (2) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. Copies of all the Company
          Reports (other than those which have been filed with the SEC

                                      -7-

          and are publicly available on EDGAR) have been made available to the
          Investor by the Company.

                  (h) Properties and Leases. Except for any lien for current taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings, the Company and each Company
          Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in the Company's consolidated balance sheet as of December 31, 2003 included in the Company 10-K for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. Except as is not reasonably likely to have a Material Adverse Effect on the Company, all leases of real property and all other leases material to the
          Company or any Company Subsidiary pursuant to which the Company or such Company Subsidiary, as lessee, leases real or personal property are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by the Company or such Company Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default.

                  (i) Taxes. Each of the Company and the Company Subsidiaries
          has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid all material taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of the
          Company and the Company Subsidiaries for the fiscal year ended
          December 31, 2003, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service (the "IRS")
          closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Neither the
          Company nor any Company Subsidiary is a party to any pending action or proceeding, nor to the Company's knowledge has any such action or proceeding been threatened by any Governmental Entity, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies that would reasonably be likely to have a Material
          Adverse Effect on the Company and, to the knowledge of the Company, no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of the Company or any Company
          Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for (other than those issues that are not reasonably likely to have a Material Adverse Effect on the Company).
          Each of the Company and the Company Subsidiaries has withheld all material taxes that it is required to withhold from amounts owing to employees, creditors or other third parties.

                  (j) No Material Adverse Effect. Since December 31, 2003, no
          change has occurred and no circumstances exist which have had or are reasonably likely to have a Material Adverse Effect on the Company.

                                      -8-

                  (k) Commitments and Contracts. The Company has Previously
          Disclosed or has filed as an exhibit to a Company Report filed prior to the date hereof (or with respect to clause (4) below only, made available to the Investor or its representative) each of the following to which the Company or any Company Subsidiary is a party or subject
          (whether written or oral, express or implied):

                           (1) any material contract, agreement or arrangement
                  (including severance arrangements) the terms of which would be subject to violation, breach, default, termination,
                  acceleration of performance, or which would result in the
                  creation of any lien, security interest, charge or
                  encumbrance, as a result of the execution, delivery and
                  performance by the Company of the Transaction Documents or the
                  AHI Acquisition Agreement or any documents ancillary thereto, or the consummation of the transactions contemplated hereby or thereby, including the AHI Acquisition;

                           (2) any material contract, agreement or arrangement
                  providing for "earn-outs," "savings guarantees," "performance guarantees," or other contingent payments (other than in the ordinary course of the operating businesses of the Company, such as rebates and obligations under operating leases, triple net leases and indemnification arrangements in favor of
                  directors and employees) by the Company or any Company
                  Subsidiary other than those with respect to which there are no further material obligations under such provisions;

                           (3) any employment contract or understanding
                  (including any understandings or obligations with respect to severance or termination pay, liabilities or fringe benefits)
                  with any present or former director or executive officer or officer or other employee who receives cash compensation in excess of $200,000 per annum (other than those that are
                  terminable at will by the Company or such Company Subsidiary on less than 90 days notice without payment or penalty or
                  those that otherwise no longer impose any material obligations on the Company);

                           (4) any plan, contract or understanding providing for
                  any bonus, pension, option, deferred compensation, retirement payment, profit sharing welfare benefits or other compensation with respect to any present or former officer, director,
                  employee or consultant of the Company or any Company
                  Subsidiary (each a "Benefit Plan"), in each case, requiring aggregate annual payments or contributions by the Company or a
                  Company Subsidiary in an aggregate amount in excess of
                  $1,000,000 or which has aggregate unfunded liabilities in an amount in excess of $1,000,000 individually provided that the aggregate unfunded liabilities of the Benefit Plans not
                  Previously Disclosed or filed with the SEC do not exceed
                  $3,000,000;

                           (5) any contract purporting to, or containing
                  covenants that, materially limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which or with whom, the Company

                                      -9-

                  or any Company Subsidiary may carry on its business (other than as may be required by law or applicable regulatory
                  authorities);

                           (6) any contract purporting to limit in any material
                  respect, or containing covenants that would have the effect of limiting in any material respect, the ability of any Affiliate of the Company (other than Company Subsidiaries) to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which or with whom, such Affiliate may carry on its business
                  (other than as may be required by law or applicable regulatory authorities); or

                           (7) any real property lease and any other lease which
                  commits the Company or any Company Subsidiary to make at any time after the date hereof payments aggregating $5,000,000 or more.

                  (l) Litigation and Other Proceedings. There is no pending or, to the knowledge of the Company, threatened, claim, action, suit, investigation or proceeding, against the Company or any Company
          Subsidiary, nor is the Company or any Company Subsidiary subject to any order, judgment or decree, except for matters that have not had a
          Material Adverse Effect or are not reasonably likely to have a
          Material Adverse Effect.

                  (m) Insurance. The Company and each Company Subsidiary is
          presently insured, and during each of the past five calendar years (or during such lesser period of time as the Company has owned such
          Company Subsidiary) has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.

                  (n) Compliance with Laws. The Company and each Company
          Subsidiary have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and
          registrations with, Governmental Entities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of the Company and the Company Subsidiaries, taken as a whole; and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened, and all such filings, applications and registrations are current. Except as is not reasonably likely to have a Material
          Adverse Effect on the Company, (A) the conduct by the Company and each
          Company Subsidiary of their business and the condition and use of their properties does not violate or infringe any applicable domestic
          (federal, state or local) or foreign law, statute, ordinance, license or regulation, and (B) neither the Company nor any Company Subsidiary is in default under any order, license, regulation, demand, writ, injunction or decree of any Governmental Entity.

                  (o) Labor. No material work stoppage involving the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Company Subsidiary is involved in, or threatened with or affected by,

                                      -10-

          any labor dispute, arbitration, lawsuit or administrative proceeding that is reasonably likely to have a Material Adverse Effect on the
          Company.

                  (p) Company Benefit Plans.

                           (1) With respect to each Benefit Plan, the Company
                  and the Company Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of the Employee Retirement Income Security Act of 1974, as
                  amended ("ERISA"), the Internal Revenue Code of 1986, as
                  amended (the "Code") and all laws and regulations applicable to such Benefit Plans, including the receipt of any applicable determination letters under the Code. Each Benefit Plan has been administered in all material respects in accordance with its terms including all requirements to make contributions.
                  There is not now, nor do any circumstances exist that are
                  likely to give rise to, any requirement for the posting of security with respect to a Benefit Plan or the imposition of any material lien on the assets of the Company or any Company
                  Subsidiary under ERISA or the Code, and no material liability
                  (other than for premiums to the Pension Benefit Guaranty
                  Corporation) under Title IV of ERISA or under Sections 412,
                  4971 or 4980B of the Code has been or is reasonably expected to be incurred by the Company or any Company Subsidiary.

                           (2) No Benefit Plan is a "multiemployer plan" within
                  the meaning of Section 4001(a)(3) of ERISA.

                           (3) The Company and each Company Subsidiary have
                  reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage, and there have been no communications to employees or former employees which could reasonably be
                  interpreted to promise or guarantee such employees or former employees retiree health or life insurance or other retiree death benefits on a permanent basis, other than those
                  retirement benefits provided for under the Company's
                  collective bargaining agreements.

                           (4) Neither the execution and delivery of this
                  Agreement nor the consummation of the transactions
                  contemplated hereby (or any related termination of employment)
                  will (A) result in any material payment (including, without limitation, severance or "excess parachute payments" (within the meaning of Section 280G of the Code), or forgiveness of indebtedness) becoming due to any current or former employee, officer or director of the Company or any Company Subsidiary under any Benefit Plan or otherwise, or(B) materially increase or accelerate or require the funding of any benefits otherwise payable under any Benefit Plan.

                           (5) There are no pending or, to the Company's
                  knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to the Company's knowledge, no set of circumstances exists which may reasonably give rise to a

                                      -11-

                  claim or lawsuit, against the Benefit Plans, any fiduciaries thereof with respect to their duties to the Benefit Plans or the assets of any of the trusts under any of the Benefit
                  Plans, which, in each case, would reasonably be expected to result in any material liability of the Company or any Company
                  Subsidiary.

                           (6) The Company has adopted or, prior to the Closing,
                  will adopt the executive compensation arrangements referred to on Attachment 2.2(p)(6) in a form consistent with the items set forth on such Attachment and no arrangements inconsistent with or additional thereto exist with respect to the subject matters therein.

                  (q) No Defaults. Neither the Company nor any Company
          Subsidiary is in default, nor has any event occurred that, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which is reasonably likely to have a Material Adverse Effect on the
          Company. To the Company's knowledge, all parties with whom the Company or any Company Subsidiary has material leases, agreements or contracts or who owe to the Company or any Company Subsidiary material obligations are in compliance therewith in all material respects.

                  (r) Environmental Liability. Except as is not reasonably
          likely to have a Material Adverse Effect on the Company:

                           (1) The Company and each Company Subsidiary is in
                  material compliance with all applicable Environmental Laws and has no written notice of any unresolved potential liability with respect to any Environmental Law from any governmental authority or other person. To the knowledge of the Company, no such potential liability has been threatened against the
                  Company or any Company Subsidiary. There is no pending or, to the knowledge of the Company, threatened Claim against the
                  Company or any Company Subsidiary. None of the properties of the Company or any Company Subsidiary, is subject to any
                  material claim, judgment, decree, order, arbitration award, lien or deed restriction by any federal, state or local
                  governmental, regulatory or administrative authority relating to Environmental Laws.

                           (2) To the knowledge of the Company, there are no
                  past or present actions, activities, circumstances,
                  conditions, events or incidents, including, without
                  limitation, the release, emission, discharge, presence or
                  disposal of any Hazardous Materials, that would reasonably be expected to form the basis of any Environmental Claim relating to the business or any of the properties of the Company or any
                  Company Subsidiary or against the Company or any Company
                  Subsidiary.

                           (3) To the knowledge of the Company, none of the
                  Company or the Company Subsidiaries is or will be required to incur material capital cost or

                                      -12-

                  expense in order to cause its current operations or properties to achieve or maintain compliance with applicable
                  Environmental Laws.

                           (4) Neither the Company nor any Company Subsidiary
                  has, either expressly or by operation of law, assumed or
                  undertaken under any agreement any liability, including but not limited to personal injury, property damage, natural
                  resources damages or corrective, investigatory or remedial obligation of any other person relating to any Environmental
                  Law.

                           (5) "Environmental Claim" means any action, suit,
                  proceeding, arbitration, claim, complaint, decree, lawsuit or any notice of violation or notice of investigation by any
                  Governmental Entity or involving any person alleging personal injury, property damage or other potential liability,
                  including, without limitation, any cleanup liability, arising out of, based on, or resulting from any actual or threatened
                  (a) release or disposal or the presence in the environment, including, without limitation, the indoor environment, of any
                  Hazardous Materials by or attributable to the Company or any
                  Company Subsidiary, or any of their respective predecessors, at any location, (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws by or attributable to the Company or any Company Subsidiary or
                  (c) exposure to any Hazardous Materials attributable to the
                  Company, any Company Subsidiary or any of their respective predecessors.

                           (6) "Environmental Laws" means all applicable
                  federal, state, local or foreign laws, statutes, regulations, environmental permits, orders, ordinances, judgments or
                  decrees (a) related to releases or threatened releases of any
                  Hazardous Materials in soil, surface water, groundwater or air, (b) governing the use, treatment, storage, disposal,
                  transport, or handling of Hazardous Materials or (c) related to the protection of the environment, human health or natural resources. Such Environmental Laws shall include, but are not limited to, the Resource Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation and
                  Liability Act, the Toxic Substances Control Act, the
                  Occupational Safety and Health Act, the Clean Water Act, the
                  Clean Air Act, the Safe Drinking Water Act, and the Emergency
                  Planning and Community Right-to-Know Act, and their respective state, local or foreign analogs.

                           (7) "Hazardous Materials" means any product,
                  substance, gas, chemical, material, waste, mold, fungi or
                  toxic growth whose presence, nature, quantity or
                  concentration, either by itself or in combination with other materials is (a) potentially injurious to human health or
                  safety, the environment or natural resources; (b) regulated, monitored or subject to reporting by any Governmental Entity;
                  or (c) a basis for potential liability to any Governmental
                  Entity or third party under any statute or common law theory.

                  (s) Anti-takeover Provisions Not Applicable. The provisions of
          Section 203 of the Delaware General Corporation Law as they relate to the Company do not and will not

                                      -13-

          apply to the Transaction Documents or to any of the transactions contemplated hereby or thereby.

                  (t) AHI Acquisition.

                         (1) The Company has made available to the Investor or
                  its representatives (i) the definitive documentation relating to the AHI Acquisition, including the AHI Acquisition
                  Agreement; and (ii) all material due diligence materials,
                  presentations and other materials furnished by AHI to the
                  Company in contemplation of the AHI Acquisition or prepared by the Company's representatives (or by the Company and provided to the Board of Directors) in contemplation of the AHI
                  Acquisition. To the knowledge of the Company, there are no material due diligence materials relating to the AHI
                  Acquisition which were prepared by the Company and were not provided to the Board of Directors. "AHI" means American
                  Household, Inc. "AHI Acquisition" means the closing of the acquisition by the Company of AHI, in accordance with the
                  terms of the AHI Acquisition Agreement. "AHI Acquisition
                  Agreement" means the Securities Purchase Agreement, dated as of the date hereof, among the Company and the Sellers
                  identified therein in the form in which it exists on the date hereof as such may be amended in accordance with Section
                  3.1(d) hereof.

                         (2) To the knowledge of the Company, as of the date
                  hereof, since December 31, 2003, no change has occurred and no circumstances exist which have had or are reasonably likely to have a Material Adverse Effect on AHI.

                  (u) Board Approvals. The transactions contemplated by the
          Transaction Documents, including without limitation the issuance of the Preferred Stock and the compliance with the terms thereof and the compliance with the terms of this Agreement, have been approved unanimously by the Board of Directors. Such approval is sufficient for the purpose of Article VIII of the Certificate of Incorporation. The
          Board of Directors has unanimously (i) adopted, approved and declared advisable each of the Charter Amendment and the Conversion Approval,
          (ii) directed that the Charter Amendment and the Conversion Approval be submitted to the stockholders of the Company for their approval and adoption and (iii) recommended that the stockholders of the Company approve and adopt the Charter Amendment and the Conversion Approval.

                  (v) Brokers and Finders. Neither the Company nor any Company
          Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for the Company or any Company Subsidiary, in connection with the Transaction Documents or the transactions contemplated hereby and thereby.

                  2.3 Representations and Warranties of the Investor. The
Investor hereby represents and warrants to the Company that:

                                      -14-

                  (a) Organization and Authority. The Investor is a limited
          partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a Material Adverse Effect on the Investor and has partnership power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Investor has furnished the Company with a true and correct copy of its certificate of limited partnership through the date of this Agreement.

                  (b) Authorization. The Investor has the partnership power and authority to enter into the Transaction Documents and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of the Transaction Documents by the Investor and the
          consummation of the transactions contemplated hereby and thereby have been duly authorized by the Investor's partnership and no further approval or authorization by any of the partners is required. Subject to such approvals of Governmental Entities as may be required by statute or regulation, the Transaction Documents are valid and binding obligations of the Investor enforceable against the Investor in accordance with their respective terms.

                  Neither the execution, delivery and performance by the
          Investor of the Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by the
          Investor with any of the provisions thereof, will (1) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of the Investor under any of the material terms, conditions or provisions of (A) its certificate of limited partnership or partnership agreement or (B) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Investor is a party or by which it may be bound, or to which the Investor or any of the properties or assets of the Investor may be subject, or (2) subject to compliance with the statutes and regulations referred to in the next paragraph, materially violate any statute, rule or regulation or, to the knowledge of the Investor, any judgment, ruling, order, writ, injunction or decree applicable to the Investor or any of their respective properties or assets.

                  Other than in connection or in compliance with the HSR Act, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any Governmental Entity or any other person is necessary for the consummation by the Investor of the transactions contemplated by the Transaction Documents.

                  (c) Knowledge as to Conditions. As of the date of this
          Agreement, it knows of no reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, or notices required or otherwise a condition to the consummation of the transactions contemplated by the Transaction
          Documents cannot, or should not, be obtained.

                                      -15-

                  (d) Purchase for Investment. The Investor acknowledges that the Securities have not been registered under the Securities Act of
          1933 and the rules and regulations thereunder (the "Securities Act")
          or under any state securities laws and that there is no public or other market for the Preferred Shares. The Investor (1) is acquiring the Securities for its own account pursuant to an exemption from registration under the Securities Act solely for investment and not with a view to distribution in violation of the securities laws, (2)
          will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (3)
          has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Securities and of making an informed investment decision and (4) is an Accredited Investor (as that term is defined by Rule 501 of the Securities Act).

                  (e) Financial Capability. The Investor will have available funds to make the Purchase on the terms and conditions contemplated by this Agreement.

                  (f) Brokers and Finders. Neither the Investor nor its
          Affiliates or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for the
          Investor, in connection with the Transaction Documents or the transactions contemplated hereby and thereby.

                                   ARTICLE III

                                    COVENANTS

                  3.1 Filings; Other Actions. (a) Each of the Investor and the
Company will cooperate and consult with the other and use commercially reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental
Entities necessary or advisable to consummate the transactions contemplated by this Agreement. In particular, the Investor will use its commercially reasonable best efforts to obtain, and the Company will use its commercially reasonable best efforts to help the Investor obtain, as promptly as practicable, all approvals, authorizations, consents or exemptions from all necessary
Governmental Entities, including the Federal Trade Commission and the Antitrust
Division of the Department of Justice, for the transactions contemplated by the
Transaction Documents, including, but not limited to, any approvals (and applicable waiting period) required under the HSR Act. Each of the Investor and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all the information relating to the other party, and any of their respective subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement (including any proxy materials in connection with the Shareholder Approvals). In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as

                                      -16-

promptly as practicable. Each party hereto agrees to keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

                  (b) Each party agrees, upon request, to furnish the other
          party with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the proxy statement in connection with the Meeting and any other statement, filing, notice or application made by or on behalf of such other party or any of its subsidiaries to any Governmental Entity in connection with the Purchase and the other transactions contemplated by the
          Transaction Documents.

                  (c) The Company agrees to use its commercially reasonable best efforts (i) to consummate the AHI Acquisition in accordance with the terms of the AHI Acquisition Agreement and not later than March 15,
          2005 and (ii) to obtain, as promptly as practicable after the consummation of the AHI Acquisition, the Shareholder Approvals.
          Without limiting the generality of the foregoing, the Board of
          Directors will continue to unanimously recommend that the shareholders of the Company approve, and after the consummation of the AHI
          Acquisition will call and hold a meeting of the stockholders of the
          Company (the "Meeting") seeking the approval of, inter alia, the matters subject to the Shareholder Approvals; provided that if the
          Shareholder Approvals are not received at the first Meeting, at least once per calendar year after such Meeting, the Company will use its commercially reasonable efforts to call and hold a meeting of the stockholders of the Company in order to obtain the Shareholder
          Approvals (it being agreed that the inclusion in the proxy materials relating to the Annual Meeting of the stockholders of the Company which includes the preceding recommendation shall satisfy this requirement). The directors' recommendation described in the previous sentence shall be included in the proxy statement filed in connection with the Shareholder Approvals, except that the Board of Directors may withdraw or modify such recommendation if the Board of Directors determines, in good faith, after consultation with outside legal counsel, that such action is required in order for the Board of
          Directors to comply with their fiduciary duties to the Company's shareholders under applicable law. Notwithstanding the foregoing, the
          Company shall not be obligated to use its commercially reasonable best efforts to consummate the AHI Acquisition if the Company determines in good faith that an Acquisition Termination Event is reasonably likely to occur. "Acquisition Termination Event" means termination for any reason of the AHI Acquisition Agreement; provided, however, that an
          Acquisition Termination Event shall not be deemed to have occurred until the 30th day following such termination, and shall not be deemed to have occurred if within such 30 day period the Company or any of the Company Subsidiaries shall have agreed to acquire a majority of the voting stock of AHI or all or substantially all of the assets of
          AHI or the Company or AHI shall have publicly announced an interest in making or pursuing such a transaction after such termination.

                  (d) Prior to the consummation of the AHI Acquisition, the
          Company will keep the Investor apprised of all material developments in the AHI Acquisition, including with respect to communications, satisfaction and waiver of conditions, and all other matters pertinent to the AHI Acquisition. Without the prior written consent of the
          Investor, which shall not be unreasonably withheld or delayed, the
          Company will not waive or amend any provision contained in the AHI
          Acquisition Agreement.

                                      -17-

                  3.2 Expenses. The Company will, promptly upon periodic request and receipt of reasonable supporting documentation, reimburse the Investor for all out-of-pocket expenses reasonably incurred by it in connection with the
Investor's and its Affiliates' due diligence on the Company and AHI and the proposed AHI Acquisition, the negotiation and preparation of the Transaction
Documents and the undertaking of the transactions contemplated by the
Transaction Documents (including reasonable fees and expenses of counsel and accounting fees and all HSR filing fees incurred by or on behalf of the Investor or its Affiliates in connection with the transactions contemplated hereby).
Without limiting the foregoing, the Company will pay and will hold harmless the
Investor against all costs and expenses of the Escrow Agreement including, costs and expenses related to the indemnification of the Escrow Agent. In addition, the Company agrees to reimburse the Board Representative appointed by the
Investor for reasonable out-of-pocket expenses incurred in connection with Board of Directors participation (consistent with Company policies), and agrees to pay such Board Representative the same outside director compensation paid to other non-executive directors of the Company.

                  3.3 Access, Information and Confidentiality.

                  (a) From the date hereof until the date when the Securities owned by the Investor represent less than 25% of the Share Base (a
          "Qualifying Ownership Interest"), the Company will ensure that upon reasonable notice, the Company and its subsidiaries will afford to
          Investor and its representatives (including, without limitation, officers and employees of the Investor, and counsel, accountants and other professionals retained by the Investor) such access during normal business hours to its books, records (including, without limitation, tax returns and appropriate work papers of independent auditors under normal professional courtesy), properties and personnel and to such other information as Investor may reasonably request, including access to any such materials pertaining to AHI or the AHI
          Acquisition. All requests for access and information shall be coordinated through senior corporate officers of the Company. The
          "Share Base" equals the number of Series B Preferred Shares that would have been purchased at the Closing if the mandatory conversion of the shares of Series C Preferred Stock would have occurred prior to the
          Closing (or such number of Common Shares represented by such Series B
          Preferred Shares on an as converted basis) without regard to any limitation on such conversion.

                  (b) The Investor will hold, and will cause its respective
          subsidiaries and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the written opinion of its counsel, by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively,
          "Information") concerning the Company or any of its subsidiaries or
          AHI or any of its subsidiaries or the AHI Acquisition, in each case, furnished to it by such the Company or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) previously known by the Investor on a non-confidential basis, (2) in the public domain through no fault of the Investor or (3) later lawfully acquired from other sources by the
          Investor), and the Investor shall not release or disclose such
          Information to any other person, except its to auditors, attorneys, financial advisors, and other consultants and advisors.

                                      -18-

                  3.4 Consent of Lenders. The Company shall use its commercially reasonable best efforts to obtain the Bank Consents within ten business days of the date hereof, and if such Consents are not obtained within ten business days, the Company shall continue to use its commercially reasonable best efforts to obtain the Bank Consents as promptly as practicable thereafter.

                  3.5 Conduct of the Business.

                  Prior to the Funding,

                  (a) if the Company shall (i) declare or pay any dividend or distribution on, any shares of Company capital stock, (ii) undergo a Change in
Control (as defined in the Certificate of Designations relating to the Series B
Preferred Stock) or (iii) take any action that would require any adjustment to be made under Section 7(c) of the Certificate of Designations relating to the
Series B Preferred Stock or Section 7(c) or 8(c) of the Certificate of
Designations relating to the Series C Preferred Stock, appropriate adjustments shall be made with respect to the Investor such that the Investor will receive the benefit of such transaction as if the securities to be purchased by Investor had been outstanding as of the date of such action; and

                  (b) without the prior written consent of the Investor, the
Company shall not take any action that, if taken after the issuance of the
Preferred Shares, would require the written consent of or vote by holders of such shares pursuant to Section 9(c) of the Certificate of Designations relating to the Series B Preferred Stock or Section 10(c) of the Certificate of
Designations relating to the Series C Preferred Stock, as the case may be.

                                   ARTICLE IV

                              ADDITIONAL AGREEMENTS

                  4.1 Standstill Agreement. (a) Subject to paragraph (b) below, the Investor agrees that until the fifth anniversary of the Closing Date, without the prior approval of the Company, the Investor will not, directly or indirectly, through its Affiliates or associates or any other persons, or in concert with any person, (i) purchase or otherwise acquire beneficial ownership
(as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) that would result in the Investor and its Affiliates having beneficial ownership of more than 35% of the outstanding shares of voting stock or Common Stock of the
Company, assuming the conversion into Common Stock of the Preferred Stock of the
Company (it being agreed that the foregoing shall not restrict the Investor from receiving shares as a result of a dividend or distribution in respect of previously owned shares), (ii) enter into or publicly propose to enter into, directly or indirectly, any merger or other business combination, acquisition of assets or similar transaction or change or control involving the Company or any
Company Subsidiary, (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Commission) to vote, or seek to advise or influence any person with respect to the voting of, any securities of the Company or any
Company Subsidiary, (iv) call, or seek to call, a meeting of the Company's stockholders or initiate any stockholder proposal for action by stockholders of the Company, (v) bring any action or otherwise act to contest the validity of this

                                      -19-

Section 4.1 or seek a release of the restrictions contained herein, (vi)
form, join or in any way participate in a "group" (within the meaning of
Sections 13(d)(3) of the Exchange Act) with respect to any securities of the
Company or any Company Subsidiary, (vii) seek the removal of any directors from the Board of Directors or a change in the size or composition of the Board of
Directors (including, without limitation, voting for any directors not nominated by the Board of Directors), (viii) propose or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other person regarding any possible purchase or sale of any securities or assets of the Company or any Company Subsidiary (other than
Securities owned by the Investor or any of its Affiliates), (ix) disclose any intention, plan or arrangement inconsistent with the foregoing, (x) take, or solicit, propose to or agree with any other person to take, any similar actions designed to influence the management or control of the Company, (xi) advise, assist or encourage any other persons in connection with any of the foregoing or
(xii) make, or take any action that would reasonably be expected to cause, the
Company to make a public announcement regarding any intention of the Investor to take an action that would be prohibited by the foregoing. Notwithstanding the foregoing, the parties hereby agree that nothing in Section 4.1(a) shall apply to any portfolio company in which the Investor has less than 50% voting control, provided that the Investor does not provide to such entity any non-public information concerning the Company or any Company Subsidiary and such portfolio company is not acting at the request or direction of the Investor. In the event that the Company shall fail to comply with any of its dividend or other payment obligations under the Certificate of Designations relating to the Series B
Preferred Stock or the Certificate of Designations relating to the Series C
Preferred Stock and the Company fail to comply with such obligation within three business days after the Investor shall have notified the Company in writing of such non-compliance, this Section 4.1(a) shall forthwith become wholly void and of no further force and effect, and the rest of this Agreement shall remain in full force and effect.

                      (b) Nothing in Section 4.1(a) shall (i) limit any action
     taken by a Board Representative or Observer as a member or Observer of the
     Board of Directors acting in such capacity, (ii) prohibit or restrict any
     Investor or any Affiliate of any Investor from responding to any inquiries from any shareholders of the Company as to such person's intention with respect to the voting of Common Stock or Preferred Stock of the Company beneficially owned by such person so long as such response is consistent with the terms of this Agreement, (iii) prohibit or restrict a purchase, sale, merger, consolidation or other business combination transaction involving any portfolio company of the Investor or any Affiliate thereof so long as the purpose of such transaction is not the acquisition of voting securities or assets of the Company or any Company Subsidiary, (iv)
     prohibit or restrict any Investor or any Affiliate of any Investor from participating in any process initiated by the Company with respect to the sale of any assets or securities of the Company or any Company Subsidiary,
     (v) prohibit the purchase or other acquisition of beneficial ownership of any (A) Securities pursuant to this Agreement or upon conversion of any of the Preferred Shares or (B) any New Stock in accordance with Section 4.4 of this Agreement, (vi) prohibit or restrict any agreement, arrangement, understanding, negotiation, discussion, disclosure or other action exclusively involving the Investor, its Affiliates and any employee, officer or director thereof, (vii) prohibit any notice to limited partners of any Investor or any Affiliate of any Investor in respect of a proposed distribution of securities of the Company or any Company Subsidiary to such limited partners, or (viii) prohibit or restrain any sale or other disposition by the Investor

                                      -20-

     or any limited partner thereof or of any Affiliate thereof of any securities owned by them (or any proposals or discussions related thereto).

                  4.2 Registration Rights. The Company shall use its
commercially reasonable best efforts to file with the SEC, on behalf of the
Investor and its Affiliates and any subsequent transferee, a registration statement (the "Registration Statement") covering the Registrable Securities purchased hereunder and the Registrable Securities that would be required to be delivered upon conversion of the Preferred Stock purchased hereunder by the 60 day following the AHI Acquisition; provided that in no event shall the Company fail to file the Registration Statement later than the 90th day following the
AHI Acquisition. The expenses of the preparation and filing of such Registration
Statement shall be borne by the Company. Upon filing the Registration Statement, the Company will use its commercially reasonable best efforts to have declared effective as soon as reasonably practicable following the filing thereof and to keep the Registration Statement effective with the SEC at all times until the
Investor or any transferee who would require such registration to effect a sale of the Registrable Securities no longer holds the Registrable Securities, unless all such Registrable Securities then held by such holder can immediately be sold and for at least 30 of the past 60 trading days could have been sold by such holder pursuant to Rule 144 under the Securities Act. Provisions relating to the registration rights discussed in this Section are included in Exhibit 3 hereto.
"Registrable Securities" means all shares of Common Stock acquired by the
Investor hereunder, all shares of Common Stock issuable upon conversion of the
Preferred Shares and all securities that may be issued in respect thereof other than the Series B Preferred Stock.

                  4.3 Preemptive Rights.

                      (a) Sale of New Stock. As long as the Investor owns
     Securities representing the Qualifying Ownership Interest (before giving effect to issuances triggering this Section), if at any time after the
     Closing, the Company at any time or from time to time makes any public or non-public offering of Common Stock (or securities convertible or exchangeable into Common Stock) ("New Stock"), other than (i) pursuant to the granting or exercise of employee stock options or other stock incentives pursuant to the Company's stock incentive plans or the issuance of stock pursuant to the Company's employee stock purchase plan or (ii)
     issuances for the purposes of consideration in merger or acquisition transactions the Investor shall be afforded the opportunity to acquire from the Company for the same price (net of any underwriting discounts or sales commissions) and on the same terms (except that, to the extent permitted by law, the Investor may elect to receive such securities in nonvoting form, convertible into voting securities in a widely dispersed offering) as such securities are proposed to be offered to others, up to the amount of New
     Stock required to enable it to maintain its proportionate Common
     Stock-equivalent interest in the Company. The amount of New Stock that the
     Investor shall be entitled to purchase shall be determined by multiplying
     (x) the total number of such offered shares of New Stock by (y) a fraction, the numerator of which is the number of shares of Common Stock held by the
     Investor, and the denominator of which is the number of shares of Common
     Stock then outstanding; provided, however, that for purposes of determining the number of shares of Common Stock outstanding or held by the Investor, such amount shall assume the exercise of all outstanding in the money warrants to purchase capital stock of the Company and the conversion of all in the money convertible equity securities of the Company outstanding
     (whether or not then exercisable or convertible).

                                      -21-

                      (b) Notice.

                  (1) In the event the Company intends to offer New Stock in an underwritten public offering or a private offering made to financial institutions for resale pursuant to Rule 144A, no later than five business days after the initial filing of a registration statement with respect to such underwritten public offering or the commencement of such
       Rule 144A offering, it shall give the Investor written notice of its intention (including, in the case of a registered public offering and to the extent possible, a copy of the draft prospectus to be included in the registration statement to be filed in respect of such offering)
       describing, to the extent possible, the anticipated amount of securities, range of price, timing and other terms of such offering. The Investor shall have five business days from the date of receipt of any such notice to notify the Company in writing that it intends to exercise such preemptive purchase rights and as to the amount of New Stock the Investor desires to purchase, up to the maximum amount calculated pursuant to
       Section 4.3(a). Such notice shall constitute a non-binding indication of interest of the Investor to purchase the amount of New Stock. The failure to respond during such five business day period shall constitute a waiver of the preemptive rights in respect of such offering.

                  (2) If the Company proposes to offer New Stock in a
       transaction that is not an underwritten public offering or Rule 144A offering (a "Private Placement"), the Company shall (a) give the Investor written notice of its intention, describing the anticipated amount of securities, price and other terms upon which the Company proposes to offer the same and (b) promptly provide the Investor with an updated notice reflecting any changes to such anticipated amount of securities, price or other material terms. The Investor shall have ten business days from the date of receipt of the last notice required by the immediately preceding sentence to notify the Company in writing that it intends to exercise such preemptive purchase rights and as to the amount of New
       Stock the Investor desires to purchase, up to the maximum amount calculated pursuant to Section 4.3(a). Such notice shall constitute the binding agreement of the Investor to purchase the amount of New Stock so specified upon the price and other terms set forth in the Company's notice to it; provided, that the closing of the Private Placement with respect to which such right has been exercised takes place within 15 calendar days after the giving of notice of such exercise by the
       Investor. The failure of the Investor to respond during the ten business day period referred to in the second preceding sentence shall constitute a waiver of the preemptive rights in respect of such offering.

                      (c) Purchase Mechanism.

                  (1) Private Placement. If the Investor exercises its
       preemptive purchase rights provided in Section 4.3(b)(2)(above), the closing of the purchase of the New Stock with respect to which such right has been exercised shall be conditioned on the consummation of the sale of securities pursuant to the Private Placement with respect to which such right has been exercised and shall take place within ten business days after the closing of the Private Placement; provided, that such time period shall be extended for a maximum of 95 days in order to comply with applicable laws and regulations; provided, further that the actual amount of securities to be sold to the Investor pursuant to its exercise of

                                      -22-

       preemptive rights hereunder shall be reduced if the aggregate amount of
       New Stock sold in the Private Placement is reduced and, at the option of the Investor, shall be increased if such aggregate amount of New Stock sold in the Private Placement is increased. Each of the Company and the
       Investor agrees to use its commercially reasonable efforts to secure any regulatory approvals or other consents, and to comply with any law or regulation necessary in connection with the offer, sale and purchase of, such New Stock.

                  (2) Underwritten Public Offering or Rule 144A Offering. If the
       Investor exercises its preemptive purchase rights provided in Section
       4.3(b)(1)(above), the Company shall offer the Investor the amount of New
       Stock determined in accordance with Section 4.3(b)(1) (as adjusted to reflect the actual size of such offering when priced) on the same terms as the New Stock is offered to the underwriters. The Investor shall further enter into an agreement to purchase the New Stock to be acquired contemporaneously with the execution of any underwriting agreement or purchase agreement entered into between the Company and the underwriters or initial purchasers of such underwritten public offering or Rule 144A offering, and the failure to enter into such an agreement at or prior to such time shall constitute a waiver of the preemptive rights in respect of such offering. Any offers and sales pursuant to this Section 4.3 in the context of a registered public offering shall be conditioned on reasonably acceptable representations and warranties of the Investor regarding its status as the type of offeree to whom a private sale can be made concurrently with a registered public offering in compliance with applicable securities laws.

                  (d) Failure of Purchase. In the event the Investor fails to exercise its preemptive purchase rights provided in this Section 4.3 within the applicable period or, if so exercised, the Investor is unable to consummate such purchase within the time period specified in Section 4.3(c) above because of its failure to obtain any required regulatory consent or approval, the Company shall thereafter be entitled during the period of 120 days following the conclusion of the applicable period to sell or enter into an agreement (pursuant to which the sale of the New Stock covered thereby shall be consummated, if at all, within 30 days from the date of said agreement) to sell the New Stock not elected to be purchased pursuant to this Section 4.3 or which the Investor is unable to purchase because of such failure to obtain any such consent or approval, at a price and upon terms no more favorable to the purchasers of such securities in the Private Placement, the underwritten public offering or Rule 144A offering, as the case may be, or than were specified in the Company's notice to the
Investor. Notwithstanding the foregoing, if such sale is subject to the receipt of any regulatory approval or expiration of any waiting period, the time period during which such sale may be consummated may be extended until the expiration of five business days after all such approvals have been obtained or waiting periods expired, but in no event shall such time period exceed 180 days from the date of the applicable agreement with respect to such sale. In the event the
Company has not sold the New Stock or entered into an agreement to sell the New
Stock within said 120-day period (or sold and issued New Stock in accordance with the foregoing within 30 days from the date of said agreement (as such period may be extended in the manner described above for a period not to exceed
180 days from the date of said agreement)), the Company shall not thereafter offer, issue or sell such New Stock without first offering such securities to the Investor in the manner provided above.

                                      -23-

                    (e) The Investor shall not have any rights to participate in the negotiation of the proposed terms of any Private Placement, underwritten public offering or Rule 144A offering. Subject to the restrictions set forth in Section 4.1 hereof, the Investor shall receive the same rights (including, without limitation, preemptive rights, rights relating to closing conditions and indemnification and pro rata voting rights, if any) as other purchasers in the Private Placement.

                    (f) The Company and the Investor shall cooperate in good
     faith to facilitate the exercise of the Investor's preemptive rights hereunder in a manner that does not jeopardize the timing, marketing, pricing or execution of any offering of the Company's securities.

                    (g) In the case of the offering of Common Stock for a
     consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors; provided, however, that such fair value as determined by the Board of Directors shall not exceed the aggregate market price of the Common Shares being offered as of the date the Board of Directors authorizes the offering of such shares.

                  4.4 Governance Matters. (a) The Company will cause one person nominated by the Investor (the "Board Representative") to be elected or appointed, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company, to the Company's Board of
Directors as promptly as practicable following the Closing. The Company and the
Investor agree that the initial Board Representative shall be Charles Kaye.

                    (b) Subject to the further provisions of this Section 4.4, the Company's Governance and Nominating Committees (or any other committee exercising a similar function) (the "Nominating Committees") shall recommend to the Board of Directors that such person (or any successor designated by the Investor and reasonably acceptable to the Company (it being agreed that any managing director of the entity that manages the
     Investor is hereby deemed to be acceptable to the Company provided that the
     Investor consults with the Company prior to designating any such person), subject to Section 4.4(c) below) be included in the slate of nominees recommended by the Board of Directors to stockholders for election as directors at each annual meeting of stockholders of the Company at which such person's term expires. Notwithstanding anything else contained in this
     Agreement, in the event that the Board Representative is not elected as a director of the Company, the standstill restrictions contained in Section
     4.1 shall immediately lapse and be of no further force or effect. The Board
     Representative, when serving on the Board of Directors, shall be entitled to serve on all major committees and subcommittees of the Board, except to the extent prohibited by applicable law or stock exchange regulation. In addition to the Board Representative, the Investor will have the right to have one of its employees attend meetings of the Board of Directors
     (including any meeting of any committees thereof) as an observer (the
     "Observer") without authority to vote.

                    (c) If the Board Representative shall cease to serve as a
     director for any reason, the Board of Directors will use its commercially reasonable best efforts to take all action required to fill the vacancy resulting therefrom with a person designated by the Investor and

                                      -24-

     reasonably acceptable to the Company (it being agreed that any managing director of the entity that manages the Investor is hereby deemed to be acceptable to the Company provided that the Investor consults with the
     Company prior to designating any such person), subject to satisfaction of all legal and governance requirements regarding service as a director of the Company.

                    (d) Without the approval of the Investor (as evidenced by a written consent signed by senior officer or general partner of the
     Investor), the Company shall not appoint a new permanent Chief Executive
     Officer ("CEO"), Chief Financial Officer ("CFO") or person to perform the duties of either such position and the Investor shall act in good faith in granting or withholding such approval.

                    (e) If the Investor at any time beneficially owns less than one-third of the Share Base, the Investor will have no further rights under
     Sections 4.4(a) through (d) other than to have one Observer under the last sentence of Section 4.4(b) and, if so requested by the Company, shall promptly cause to resign, and take all other action reasonably necessary, or reasonably requested by the Company, to cause the prompt removal of, the
     Board Representative. If the Investor ceases to beneficially own Securities representing at least the Qualifying Ownership Interest, the Investor's right to have any Observer shall terminate.

                  4.5 Legend. (a) The Investor agrees that all certificates or other instruments representing the Securities subject to this Agreement will bear a legend substantially to the following effect:

                  "THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN
         REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES
         LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE
         DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS
         IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR
         PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

                    (b) Upon request of the Investor to effect a sale of any
     Securities, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that the Investor or its transferee is not an "affiliate" and has not been an "affiliate" (within the meaning of Rule 144 promulgated under the Securities Act) for the preceding three months, the Company shall promptly cause any legend to be removed from any certificate for any Securities so to be Transferred. The
     Investor acknowledges that the Securities have not been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

                  4.6 Reservation for Issuance. The Company will reserve that number of (x) Common Shares sufficient for issuance upon conversion of Preferred
Shares owned at any time by the Investor and (y) Series B Preferred Shares sufficient for issuance upon conversion of

                                      -25-

Series C Preferred Shares owned at any time by the Investor without regard to any limitation on such conversion.

                  4.7 Certain Transactions. The Company will not merge or
consolidate into, or sell, transfer or lease all or substantially all of its assets to, any other party unless the successor, transferee or lessee party, as the case may be (if not the Company), expressly assumes the due and punctual performance and observance of each and every covenant and condition of this
Agreement to be performed and observed by the Company.

                  4.8 Extension Periods. Notwithstanding anything to the
contrary contained in the Transaction Documents, if there exists a period (the
"Section 16(b) Period") during which the Investor's purchase, sale, exercise, exchange or conversion of any Security pursuant to any Transaction Document would result in liability under Section 16(b) of the Exchange Act, as amended, or the rules and regulations promulgated thereunder, the period during which such Security may be purchased, sold, exercised, exchanged or converted, as the case may be, if prescribed by such Transaction Document, shall be extended for the equivalent number of days of such Section 16(b) Period (the "Extension
Period"), with such Extension Period beginning on the later of (a) the expiration date of such Security, if any, or (b) the date of the end of such
Section 16(b) Period.

                  4.9 Restrictions on Transfers. The Investor shall not Transfer any Preferred Stock to any person if such person (i) is a Company Competitor or
(ii) has not executed a joinder agreement pursuant to which it has agreed to be bound by this Agreement as if it were a party hereto; provided that the foregoing transfer restrictions shall not apply to Transfers (1) pursuant to a merger, tender offer or other business combination, acquisition of assets or similar transaction or change or control involving the Company or any Company
Subsidiary, provided that such transaction described in this clause (1) has been approved by the Company's Board of Directors or (2) a bona fide pledge to a financial institution which does not permit the financial institution to foreclose on such to shares of Preferred Stock without conversion (each, a
"Permitted Transfer"). For purposes of this Section 4.9, (i) "Transfer" shall mean any sale, transfer, assignment, pledge or other disposition or encumbrance and (ii) "Company Competitor" shall mean any person that derives more than 10%
of such persons' total annual revenues for its most recently completed fiscal year from a business that competes in a material way with a business that represents more than 5% of the consolidated revenues of the Company and its subsidiaries for its most recently completed fiscal year.

                  4.10 Proxy. At the Closing, the Investor and any Affiliate
funds purchasing Securities at the Closing shall execute a deliver to the
Company a proxy, substantially in the form of Exhibit 6 hereto, to vote all such
Securities at the Meeting or at any adjournment or postponement thereof or at any subsequent meeting at which the stockholders shall vote to approve the
Shareholder Approvals, in favor of the matters subject to the Shareholder
Approvals and increasing the Company's authorized common stock to a number not more than 100,000,000 shares. The Investor acknowledges that the Company intends to propose a 2005 stock incentive plan (the terms of which have not been developed) for shareholder approval at the Meeting. The Investor and any such
Affiliate funds shall not transfer such Securities without the transferee executing and delivering a similar proxy to the Company.

                                      -26-

                  4.11 Withholding. The Company shall be entitled to deduct and withhold from amounts payable to the Investor or any of its Affiliate funds in respect of the Securities such amounts as it is required to deduct and withhold under applicable law. To the extent that amounts are so withheld by the Company, such withheld amounts shall be treated for all purposes as having been paid to the Investor or any such Affiliate fund in respect of which such deduction and withholding was made by the Company. Prior to the Investor or any of its
Affiliate funds receiving any Securities, the Investor shall, and cause such
Affiliate fund to, deliver to the Company a duly executed IRS Form W-9 or the appropriate IRS Form W-8, as applicable, and such other IRS forms as may reasonably requested by the Company from time to time. The Investor shall, and cause such Affiliate fund to, update all such IRS Forms, as appropriate, from time to time.

                  4.12 Liquidity Rights.

                    (a) At any time from and after the fifth anniversary of the
     Funding, holders of at least 75% of the then outstanding shares of Series B
     Preferred Stock and shares of Series C Preferred Stock, considered as a single class, shall have the right to submit a request in writing (a
     "Liquidity Request") that the Company initiate a Recapitalization. The
     Company shall complete a Recapitalization, or at its sole election, a
     Remarketing within 120 days of receipt of a Liquidity Request. The Company shall notify the holders of the Series B Preferred Stock within 30 days of receipt of a Liquidity Request whether it has elected to complete a
     Recapitalization or a Remarketing. "Recapitalization" means a recapitalization of the Company in which each share of Series B Preferred
     Stock and Series C Preferred Stock outstanding as of the date of consummation of such transaction shall be reclassified and repaid in an amount equal to or in excess of the Liquidation Value (as defined in the
     Certificate of Designations relating to the Series B Preferred Stock)then in effect. "Remarketing" shall have the meaning set forth in Section 6(b)
     of the Certificate of Designations relating to the Series B Preferred Stock and shall be conducted in accordance with the terms of such section;
     provided that all references therein to the "Redemption Request" shall be deemed to be changed to "Liquidity Request".

                    (b) From and after the time, if any, that a Liquidity
     Request has been submitted, (a) no dividends shall be declared or paid or set apart for payment, or other distribution declared or made, upon any
     Junior Securities (as defined in the Certificate of Designations), nor shall any Junior Securities be redeemed, purchased or otherwise acquired
     (other than a redemption, purchase or other acquisition of shares of Common
     Stock made for purposes of any employee or director incentive or benefit plans or arrangements or the employee stock purchase plan of the Company or any subsidiary of the Company or the payment of cash in lieu of fractional shares in connection therewith) for any consideration (nor shall any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such Junior Securities) by the Company, directly or indirectly (except by conversion into or exchange for Junior Securities or the payment of cash in lieu of fractional shares in connection therewith)
     and (b) the Company shall not, directly or indirectly, make any payment on account of any purchase, redemption, retirement or other acquisition of any
     Parity Securities (as defined in the Certificate of Designations) (other than redemption of shares of Series C Preferred Stock on a pro rata basis with shares of Series B Preferred Stock or the redemption of shares of
     Series B Preferred Stock on a pro rata basis with shares of

                                      -27-

     Series C Preferred Stock, and other than for consideration payable solely in Junior Securities or the payment of cash in lieu of fractional shares in connection therewith) until no shares of Series B Preferred Stock or Series
     C Preferred Stock remain outstanding.

                    (c) Notwithstanding anything else contained in this
     Agreement, the rights contained in this Section 4.12 shall be freely transferrable to any person to whom Preferred Stock is Transferred as permitted by this Agreement.

                                   ARTICLE V

                                   TERMINATION

                  5.1 Termination. This Agreement shall be terminated (a) if the
Escrow Deposit (as defined in the Escrow Agreement) shall have been released in accordance with the terms of Section 5 or Section 14(b) of the Escrow Agreement or (b) by mutual agreement.

                  5.2 Effects of Termination. In the event of any termination of this Agreement as provided in Section 5.1, this Agreement (other than Section
3.2, Section 3.3(b) and Article VI) shall forthwith become wholly void and of no further force and effect, and the rest of this Agreement shall remain in full force and effect.

                                   ARTICLE VI

                                  MISCELLANEOUS

                  6.1 Survival of Representations, Warranties, Agreements, Etc.
Each of the representations and warranties set forth in this Agreement and the other Transaction Documents shall survive the Closing but only for a period of
18 months following the Closing Date and thereafter shall expire and have no further force and effect; provided that the representations and warranties in
Section 2.2(c) and (d), shall survive indefinitely. Except as otherwise provided herein, all covenants and agreements contained herein shall survive for the duration of any statutes of limitations applicable thereto or until, by their respective terms, they are no longer operative.

                  6.2 Amendment. No amendment or waiver of any provision of this
Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party.

                  6.3 Waiver. The conditions to each party's obligation to
consummate the Purchase are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

                  6.4 Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being

                                      -28-

deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

                  6.5 GOVERNING LAW; JURISDICTION. THIS AGREEMENT WILL BE
GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK
APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. THE
PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENT TO SUBMIT TO THE
EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF
NEW YORK FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO
THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY

                  6.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY
IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING
ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED
HEREBY.

                  6.7 Notices. Any notice, request, instruction or other
document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

                  (a) If to the Investor:

                                    Warburg, Pincus Private Equity VIII, L.P.
                                    466 Lexington Avenue
                                    New York, New York
                                    Telecopy:  (212) 716-5032
                                    Attn:   Charles Kaye
                                            David Barr

                      with a copy to:

                                    Wachtell, Lipton, Rosen & Katz
                                    51 West 52nd Street
                                    New York, New York 10019-6150
                                    Telecopy:  (212) 403-2000
                                    Attn:   Andrew R. Brownstein, Esq.
                                            David M. Silk, Esq.

                  (b) If to the Company:

                                    Jarden Corporation
                                    555 Theodore Fremd Avenue
                                    Suite B-320

                                      -29-

                                    Rye, New York 10580
                                    Telecopy:  (914) 967-9405
                                    Attn:   Martin E. Franklin

                      with a copy to:

                                    Willkie Farr & Gallagher LLP
                                    787 Seventh Avenue
                                    New York, New York 10019-6099
                                    Telecopy:  (212) 728-8111
                                    Attn:   William J. Grant, Jr.
                                            Jeffrey S. Hochman

                  6.8 Entire Agreement, Etc. (a) This Agreement (including the
Exhibits and Disclosure Schedules hereto) and the Escrow Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof, and (b) except as contemplated by Section
1.4, this Agreement will not be assignable by operation of law or otherwise (any attempted assignment in contravention hereof being null and void).

                  6.9 Definitions of "subsidiary," "Affiliate" and "knowledge".
(a) When a reference is made in this Agreement to a subsidiary of a person, the term "subsidiary" means those corporations and other entities of which such person owns or controls more than 50% of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, that there shall not be included any such entity to the extent that the equity securities of such entity were acquired in satisfaction of a debt previously contracted in good faith or are owned or controlled in a bona fide fiduciary capacity.

                    (b) The term "Affiliate" means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition,
     "control" when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise.

                    (c) The term "knowledge" or any similar formulation of
     knowledge shall mean, (i) in the case of the Company, the actual knowledge after due inquiry of an executive officer of the Company (which due inquiry shall include reasonable inquiry of the direct reports to such executive officer and appropriate senior executives of the Company Subsidiaries) and
     (ii) in the case of the Investor, the actual knowledge after due inquiry of a managing director of the entity that manages the Investor.

                  6.10 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this
Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

                                      -30-

                  6.11 Severability. If any provision of this Agreement or the application thereof to any person (including, without limitation, the officers and directors of the Investor and the Company) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

                  6.12 No Third Party Beneficiaries. Nothing contained in this
Agreement, expressed or implied, is intended to confer upon any person or entity other than the parties hereto or permitted transferees of the Investor, any benefit right or remedies, except that the provisions of Section 4.2 and Section
4.12 shall inure to the benefit of the persons referred to in those Sections.

                  6.13 Time of Essence. Time is of the essence in the
performance of each and every term of this Agreement.

                  6.14 Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, the Company and the Investor acknowledge and agree that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided that such party hereto is not in material default hereunder. The parties hereto agree that, if for any reason a party shall have failed to perform its obligations under this Agreement, then the party seeking to enforce this Agreement against such nonperforming party shall be entitled to specific performance and injunctive and other equitable relief, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.
This provision is without prejudice to any other rights that any party may have against another party for any failure to perform its obligations under this
Agreement including the right to seek damages for a material breach of any provision of this Agreement.

                  6.15 Certain Adjustments. The parties recognize that the terms of the Securities and this Agreement provide for a variety of antidilution, preemptive and other similar rights and adjustments. It is the parties'
intention that these rights and adjustments shall be given effect in a manner that produces fair and equitable results in the circumstances. In the event the
Company shall at any time after the date of this Agreement (A) declare a dividend on the Common Shares payable in Common Shares, (B) subdivide the outstanding Common Shares, (C) combine the outstanding Common Shares into a smaller number of Common Shares or (D) issue any shares of its capital stock in a reclassification of the Common Shares (including any such reclassification in connection with a share exchange, consolidation or merger in which the Company is the continuing or surviving corporation)(whether or not permitted by this
Agreement), except as otherwise set forth herein, the prices, price ranges and trigger points in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of capital stock issuable on such date, shall be proportionately adjusted so that the Investor after such time shall be entitled

                                      -31-

to purchase the aggregate number and kind of shares of capital stock which, had the respective transaction contemplated by this Agreement taken place immediately prior to such date, the Investor would have entitled to acquire upon consummation of such transaction or been entitled to receive by virtue of such dividend, subdivision, combination or reclassification.

                                      * * *

                                      -32-

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

                                              JARDEN CORPORATION

                                              By: /s/ Desiree DeStefano
                                                  ------------------------------
                                                  Name:  Desiree DeStefano
                                                  Title: Senior Vice President

                                              WARBURG PINCUS
                                                     PRIVATE EQUITY VIII, L.P.

                                              By:  Warburg, Pincus & Co.,
                                                   its General Partner

                                              By: /s/ Charles R. Kaye
                                                  ------------------------------
                                                  Name:  Charles R. Kaye
                                                  Title: Partner